UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 16, 2023

CONNECTONE BANCORP, INC.
(Exact name of Company as specified in its charter)

New Jersey	000-11486	52-1273725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No

301 Sylvan Avenue
Englewood Cliffs, New Jersey		07632
(Address of principal executive offices)		(Zip Code)

Company's telephone number, including area code  (844) 266-2548

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CNOB	NASDAQ
Depositary Shares (each representing a 1/40th interest in a share of 5.25% Series A Non-Cumulative, perpetual preferred stock)	CNOBP	NASDAQ

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Employment Agreement with Bank President

On October 16, 2023, the Registrant and ConnectOne Bank (the “Bank”), the Registrant’s wholly owned subsidiary and a New Jersey state chartered commercial bank (collectively, the “Employer”), entered into an Amended and Restated Employment Agreement with Elizabeth Magennis, pursuant to which Ms. Magennis will continue to serve as Bank President (the “Employment Agreement”). The new agreement reflects Ms. Magennis’ position as President of the Bank.

Term. The Employment Agreement is effective immediately and has an initial term of three years with automatic one year extensions, unless terminated sooner by either party in accordance with the Employment Agreements.

Compensation. Pursuant to the Employment Agreement, Ms. Magennis is entitled to receive annual base salary in the minimum amount of $525,000. She is eligible to participate in the Employer’s incentive plans as are made available to the Employer’s executive officers.

Benefits. Ms. Magennis is entitled to a cash allowance in the amount of $750 per month for an automobile for use in connection with the Employer’s business.

Severance Payments. If Ms. Magennis’ employment with the Employer terminates due to a termination without “cause” or resignation for “good reason,” and she executes a general release of claims in favor of the Employer, she will receive: (i) a lump sum cash payment equal to two and a half (2.5) times the sum of the her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months.

If such a termination occurs within two years following a change in control of the Registrant, and Ms. Magennis executes a general release of claims in favor of the Employer, she will receive: (i) a lump sum cash payment equal to three (3) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months.

In the event of any potential exposure to excise taxes under Section 280G or 4999 of the Code, the Employment Agreement provides that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive.

Restrictive Covenants. The Employment Agreement provides that for one year following the termination of employment in connection with which Ms. Magennis receives severance, Ms. Magennis will not compete with the Employer. In addition, if her employment I terminated for any reason, for a period of one year following such termination, she will not solicit the Employer’s employees, consultants, other service providers, clients or customers. The Employment Agreement also contains standard perpetual confidentiality provisions.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the agreements themselves, which are attached to this Current Report as Exhibit 10.1, and which is incorporated by reference in its entirety into this Item 5.02.

Item 9.01         Financial Statements and Exhibits.

(d)

Exhibit No.
10.1	Amended and Restated Employment Agreement by and among ConnectOne Bancorp, Inc., ConnectOne Bank and Elizabeth Magennis dated October 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTONE BANCORP, INC.
(Registrant)

Dated: October 17, 2023	By:	/s/	William S. Burns
WILLIAM S. BURNS
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.
10.1	Amended and Restated Employment Agreement by and among ConnectOne Bancorp, Inc., ConnectOne Bank and Elizabeth Magennis dated October 16, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)